[LOGO OF DAUPHIN DEPOSIT     Dauphin Deposit
CORPORATION APPEARS HERE]        Corporation                       NEWS
                           213 Market Street
                       Harrisburg, Pa. 17101



FOR IMMEDIATE RELEASE                        CONTACT:  Dorothy Moser
- - ---------------------                        --------
October 24, 1994                                       Public Relations Officer
                                                       (717) 255-2376

                 DAUPHIN DEPOSIT INCREASES CASH DIVIDEND 8.7%;
                 ---------------------------------------------
                     AUTHORIZES 1,000,000 SHARE REPURCHASE
                     -------------------------------------

     Harrisburg, PA, October 24, 1994...Dauphin Deposit Corporation's board of directors declared an 8.7% increase in the cash dividend to a new annual rate of $1.00 per share and authorized the repurchase of up to 1,000,000 shares of the Corporation's common stock.

     The increased quarterly dividend of $.25 per share will be paid on January 13, 1995 to shareholders of record December 23, 1994. The previous dividend rate was $.23 per share.

     Commenting on the dividend increase, William J. King, chairman and chief executive officer said, "This is the 18th consecutive year Dauphin has declared an increase in its dividend. The increase represents the board's confidence in our current market position and the Corporation's future prospects for continued growth. We are pleased to be able to share our increased profitability with our shareholders."

     Mr. King indicated that available cash would be used to fund the share repurchases, which will be made from time to time on the open market or in privately negotiated transactions. He also

                                    (MORE)
pointed out that 163,000 shares remain from the share repurchase authorization granted in January, 1994. The shares purchased under the authorization would be used for general corporate purposes, including the Corporation's Employee Stock Purchase Plan, Stock Option Plan and other appropriate uses. Currently Dauphin has 31,848,860 shares outstanding.

     Dauphin Deposit Corporation, with $5.0 billion in assets, is headquartered in Harrisburg, PA, and is the parent company of Dauphin Deposit Bank and Trust Company, which includes the Bank of Pennsylvania, Farmers Bank and Valleybank Divisions. Other major subsidiaries of the Corporation are: Hopper Soliday & Co., Inc., and Eastern Mortgage Services, Inc.

                                    # # #




                                                       [LOGO OF DAUPHIN DEPOSIT
                                                       CORPORATION APPEARS HERE]




                                       7